Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2020 (except for the supplemental balance sheet and income statement information for CST Fuel Supply LP for each of the three years in the period ended December 31, 2019 in Note 13, as to which the date is January 21, 2021), with respect to the consolidated financial statements, and dated February 25, 2020 with respect to internal control over financial reporting, both included in the Annual Report of CrossAmerica Partners LP on Amendment No. 1 to Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of CrossAmerica Partners LP on Forms S-3 (File No. 333-214713 and File No. 333-192035) and on Form S-8 (File No. 333-184651).

/s/ GRANT THORNTON LLP

Arlington, Virginia

January 21, 2021